Exhibit 12.2
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                                 PARKER-HANNIFIN CORPORATION
                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                         (In thousands)

                                             Nine months
                                           Ended March 31,                  Fiscal Year Ended June 30,
                                        ____________________    _____________________________________________________
                                           1996       1995         1995       1994       1993       1992       1991
EARNINGS
Income from continuing operations
  before income taxes                   $ 277,618  $ 244,858    $ 348,407  $ 112,449  $ 108,066  $ 105,391  $ 103,468

Add:
  Interest on indebtedness, exclusive
    of interest capitalized in
    accordance with FASB #34 and
    interest on ESOP loan guarantee        22,781     21,088       28,884     34,687     43,055     47,394     53,898

  Amortization of deferred loan costs          96         96          128        297        237        246        220

  Portion of rents representative of
    interest factor                         5,649      6,593        8,791      7,157     10,299     10,476     12,158

  Equity share of losses of companies
    for which debt obligations are
    not guaranteed                            416        377          392      1,359      1,566        416        407

  Amortization of previously
    capitalized interest                      197        173          216        217        206        200        225
                                        _________  _________    _________  _________  _________  _________  _________
Income as adjusted                      $ 306,757  $ 273,185    $ 386,818  $ 156,166  $ 163,429  $ 164,123  $ 170,376
                                        =========  =========    =========  =========  =========  =========  =========
FIXED CHARGES
Interest on indebtedness, exclusive
  of interest capitalized in
  accordance with FASB #34 and
  interest on ESOP loan guarantee       $  22,781  $  21,088    $  28,884  $  34,687  $  43,055  $  47,394  $  53,898

Capitalized interest                          438        224          283        298         32        232        921

Amortization of deferred loan costs            96         96          128        297        237        246        220

Portion of rents representative of
   interest factor                          5,649      6,593        8,791      7,157     10,299     10,476     12,158
                                        _________  _________    _________  _________  _________  _________  _________
Fixed charges                           $  28,964  $  28,001    $  38,086  $  42,439  $  53,623  $  58,348  $  67,197
                                        =========  =========    =========  =========  =========  =========  =========

RATIO OF EARNINGS TO FIXED CHARGES         10.59x      9.76x       10.16x      3.68x      3.05x      2.81x      2.54x
                                        =========  =========    =========  =========  =========  =========  =========

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